Exhibit 10.159

REINSTATEMENT OF AND AMENDMENT
TO PURCHASE AND SALE CONTRACT

            Reinstatement of and Amendment to Purchase and Sale Contract (the “Amendment”) is made as of January 28, 2011, between CCIP IV ARBOURS OF HERMITAGE, LLC, a Delaware limited liability company, with an address c/o AIMCO Properties, L.P., 4582 South Ulster Street Parkway, Suite 1100, Denver, CO 80237 (“Seller”) and CORE REAL ESTATE SERVICES LLC, a Michigan limited liability company, with an address at 191 North Old Woodward Avenue, Suite 100, Birmingham, Michigan 48009  (“Purchaser”).

W I T N E S S E T H:

            WHEREAS, Seller and Purchaser entered into a Purchase and Sale Contract dated as of December 8, 2010 (the “Agreement”) with respect to the sale of certain property known as The Arbours of Hermitage Apartments located in Hermitage, Tennessee, as described in the Agreement;

            WHEREAS, pursuant to Section 3.2 of the Agreement, Purchaser had a right to terminate the Agreement by written notice given to Seller on or prior to January 24, 2011;

            WHEREAS, Purchaser exercised such termination right pursuant to that certain email dated January 19, 2011 from Purchaser to Seller and Escrow Agent (the “Termination Notice”); and

            WHEREAS, Seller and Purchaser desire to (i) rescind the Termination Notice, (ii) reinstate the Agreement in its entirety and (iii) amend the Agreement on the terms set forth herein.

            NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sum of $10.00 and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.      Capitalized Terms.     Capitalized terms used in this Amendment shall have the meanings given to them in the Agreement, except as expressly otherwise defined herein.

2.      Reinstatement.           Purchaser hereby rescinds the Termination Notice.  Seller and Purchaser hereby agree that (i) the Termination Notice is null and void and (ii) the Agreement is hereby reinstated in its entirety, as amended herein, and is hereby ratified and affirmed in all respects, as if the Termination Notice had never been given by Purchaser.  All of the terms of the Agreement are hereby incorporated by reference as though originally set forth herein.

3.      Feasibility Period.      The Feasibility Period is hereby extended to March 15, 2011.

4.      Closing Date.             Section 5.1.1 of the Agreement shall be deleted and replaced as follows:  “The Closing shall occur on March 30, 2011 (the "Closing Date") through an escrow with Escrow Agent, whereby Seller, Purchaser, and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.”

5.      Payment for existing pool condition.   The parties acknowledge that certain repair work may need to be performed with respect to the back pool at the Property.  Seller shall obtain bids for the repair work to the back pool (i.e., for repair work of a capital expenditure nature that permanently fixes the pool, as opposed to only resealing, painting and/or caulking) and shall deliver to Purchaser the proposed bid that Seller intends to accept, together with the related contract for the work (the "Pool Contract") promptly after receipt by Seller.  Purchaser shall have the opportunity to review and comment on the Pool Contract, which comments must be received by Seller within five (5) days after Purchaser receives a copy of the Pool Contract.  Seller shall review Purchaser’s comments to the Pool Contract.  Seller shall, however, have the right to enter into (or decline to enter into) the Pool Contract.   If Seller does not enter into the Pool Contract, then at Closing Purchaser shall receive a credit against the Purchase Price in the amount of $250,000 as full consideration for the work necessary to correct the existing condition of the back pool at the Property.  If, prior to Closing and after the review contemplated herein, Seller has entered into the Pool Contract, then (i) Seller shall assign and Purchaser shall assume the Pool Contract and (ii) Purchaser shall receive a credit against the Purchase Price in the amount equal to the sum of (x) the full amount due under the Pool Contract less the amount paid by Seller prior to the Closing under the Pool Contract plus (y) if full amount due under the Pool Contract is less than $250,000, then the difference between $250,000 and the amount of the Pool Contract.  Purchaser agrees that the credits described in this Paragraph 5 shall constitute full payment, satisfaction, discharge and release of and from all matters relating to the Property (including the back pool) and the condition thereof; however, this is not meant as a release of any claims related to or arising under defects in the chain of title or other claims and interests of record, or otherwise, for which Purchaser may have title insurance coverage.

6.      Closing Condition.  The following is hereby added as Section 8.1.5 of the Contract:

“8.1.5               If Seller has entered into a Pool Contract, then the required building permit for the work to the back pool shall have been delivered to Purchaser.”

7.      Miscellaneous.           This Amendment (a) supersedes all prior oral or written communications and agreements between or among the parties with respect to the subject matter hereof, and (b) may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute a single instrument and may be delivered by facsimile transmission, and any such facsimile transmitted Amendment shall have the same force and effect, and be as binding, as if original signatures had been delivered.  As modified hereby, all the terms of the Agreement are hereby ratified and confirmed and shall continue in full force and effect.

[Signature Page Follows]

            IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year hereinabove written.

Seller:

CCP IV ARBOURS OF HERMITAGE, LLC, a Delaware limited liability company

By: CCP IV ASSOCIATES, LTD., a Texas limited partnership, its member

By: CCP/IV RESIDENTIAL GP, L.L.C., a South Carolina limited liability company, its general partner

By: CONSOLIDATED CAPITAL PROPERTIES IV, LP, a Delaware limited partnership, its manager

By: CONCAP EQUITIES, INC., a Delaware corporation, its general partner

By:  /s/John Spiegleman

Name:  John Spiegleman

Title:  Senior Vice President

Purchaser:

CORE REAL ESTATE SERVICES LLC, a Michigan limited liability company

By:  /s/Martin Seltzer
Name:  Martin Seltzer
Title:  Managing Member